EXHIBIT 99.1
INTEGRITY BANCSHARES, INC. REPORTS THIRD QUARTER EARNINGS
Alpharetta, GA — Integrity Bancshares, Inc. (OTCPK: ITYC) today announced earnings results for the quarter ended September 30, 2005.
Net income for the 3rd quarter was $1,898,400, or $0.25 per diluted share. Year-to-date net income through the 3rd quarter was $4,707,400, or $0.65 per diluted share. This is an increase of 640% and 135% over last year’s quarterly and year-to-date net income of $256,300 and $2,007,200, respectively. Diluted earnings per share increased 525% and 76% over last year’s quarterly and year-to-date diluted earnings per share of $0.04 and $0.37, respectively (Last year’s per share amounts have been adjusted for the January, 2005 three-for-two stock split).
Total assets as of September 30, 2005 were $661,879,200, an increase of 64% over the amount as of the same date last year of $403,537,700. Year-to-date return on average assets and average equity was 1.12% and 11.91%, respectively, compared to 0.82% and 8.64% for the same period last year.
The earnings growth is primarily due to an additional provision for loan losses of $1.2 million in the third quarter of 2004 related to a $2.3 million loan that was subsequently charged off in October, 2004. The additional provision reduced the prior year’s quarterly and year-to-date earnings approximately $725,000, net of tax. The increase in return on average assets and return on average equity is primarily due to the large increase in quarterly and year-to-date earnings. The company continues to maintain a well-capitalized position for regulatory purposes.
Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta, Georgia. The bank began operations on November 1, 2000 in its Main Office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell, Georgia in July, 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna, Georgia in June, 2004. A loan production office opened at 1165 Lawrenceville-Suwanee Road in Lawrenceville (Gwinnett County), Georgia in November, 2004. A second loan production office is expected to open in Cumming, Georgia (Forsyth County) during the 4th quarter of 2005.
Morgan Keegan & Company, Inc. serves as a market maker of the common stock of the Company. Mr. Leonard H. Seawell, Managing Director of Morgan Keegan, is the principal contact (404-240-6751).
The primary investor contact at Integrity Bancshares, Inc. is Mr. Jeff L. Sanders, Senior Vice-President & C.F.O.
Contact:
Integrity Bancshares, Inc.
Mr. Jeff L. Sanders
Senior Vice-President & C.F.O
(770) 777-0324
jsanders@myintegritybank.com